Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries for the year ended April 30, 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
June 4, 2013